Exhibit 10.1

October 17, 2005

Ms. S. Marce Fuller

1627 Barclay Place

Atlanta, GA  30326

Re:    Additional Post-Separation Payment as Pro-Rata Short-Term Incentive Payment

Dear Marce:

The purpose of this letter is to confirm that you will receive a pro-rated short-term incentive payment of $637,500.00 relating to your service as President and Chief Executive Officer of Mirant Corporation (“Mirant”) from January 1, 2005 through September 30, 2005, payable immediately upon your execution of this Letter Agreement.  In return, you acknowledge that you waive any right that you would otherwise have to receive any distribution with respect to shares of your Mirant common stock under the Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors.  In connection therewith, you agree that you will retain ownership of all shares of common stock currently owned by you until Mirant’s emergence from chapter 11 protection.

Please indicate your acceptance of this arrangement by signing in the space indicated below.

Sincerely,

MIRANT CORPORATION

/s/ A. D. Correll
A. D. Correll
Director

Agreed to and acknowledged:

/s/ S. Marce Fuller
S. Marce Fuller